Exhibit 10.1

Execution Version
Cole Office & Industrial REIT (CCIT II), Inc.
2398 E. Camelback Road, 4th Floor
Phoenix, Arizona 85016

October 29, 2020
Cole Corporate Income Management II, LLC
2398 E. Camelback Road, 4th Floor
Phoenix, Arizona 85016
Attention: President

Re:	Cole Office & Industrial REIT (CCIT II), Inc. – Advisory Agreement
Ladies and Gentlemen:
This letter agreement sets forth certain agreements and understandings that each of Cole Corporate Income Management II, LLC, a Delaware limited liability company (the “Advisor”), Cole Office & Industrial REIT (CCIT II), Inc., a Maryland corporation (the “Company”), and Griffin Capital Essential Asset REIT, Inc. (“GCEAR”), has agreed to undertake in connection with the Company’s proposed business combination (the “GCEAR Merger Transactions”) with GCEAR pursuant to the Agreement and Plan of Merger among the Company, GCEAR, Griffin Capital Essential Asset Operating Partnership, L.P., GRT (Cardinal REIT Merger Sub), LLC, GRT OP (Cardinal New GP Sub), LLC, GRT OP (Cardinal LP Merger Sub), LLC, GRT OP (Cardinal OP Merger Sub), LLC, Cole Corporate Income Operating Partnership II, LP and CRI CCIT II LLC, dated as of the date hereof (the “GCEAR Merger Agreement”). Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Advisory Agreement, dated as of August 27, 2013 (as amended, the “Advisory Agreement”), by and between the Company and the Advisor, as amended. This letter agreement constitutes an amendment to the Advisory Agreement in accordance with Section 6.04 thereof.
1.    Termination.
a.    Termination Upon Consummation of Mergers. Effective upon consummation of the GCEAR Merger Transactions in accordance with the GCEAR Merger Agreement, the Advisor and the Company hereby irrevocably terminate the Advisory Agreement, without any further liability or obligation on the part of any party thereto, except as set forth herein. In the event the Advisory Agreement is terminated pursuant to this Section 1, the Company shall pay the SPF Payment and the DF Payment pursuant to Sections 3 and 4, respectively, hereof.
b.    Early Termination by the Advisor. Other than a termination because of a material breach of the Advisory Agreement (a “Breach Event”) by the Company, the Advisor shall not take any action to terminate the Advisory Agreement with effect prior to the earlier to occur of the following dates (the “Advisor Outside Date”) (i) the consummation of the GCEAR Merger Transactions and (ii) June 30, 2021. In the event that the Advisory Agreement is terminated by the Advisor for a Breach Event by the Company prior to the Advisor Outside Date, then the Subordinated Performance Fee due shall equal the SPF Payment and the Disposition Fee due shall equal the DF Payment, and the Company shall pay the SPF Payment and the DF Payment pursuant to Sections 3 and 4, respectively, hereof.
c.    Early Termination by the Company. The Company shall have the right to terminate the Advisory Agreement in accordance with its terms. In the event the Advisory Agreement is terminated by the Company prior to the Advisor Outside Date for any reason other than for a Breach Event by the Advisor, then the Subordinated Performance Fee due shall equal the SPF Payment and the Disposition Fee due shall equal the DF Payment, and the Company shall pay the SPF Payment and the DF Payment pursuant to Sections 3 and 4, respectively, hereof.

2.    Release. Subject to the terms set forth herein, effective upon a termination of the Advisory Agreement (a “Termination”) and acceptance by the Advisor of the SPF Payment and the DF Payment, the Advisor acknowledges and agrees that by accepting the SPF Payment and the DF Payment at such time, the Advisor, on behalf of itself and each of its affiliates, divisions, parents, subsidiaries, predecessors, successors and assigns, and, in their capacity as such, each of their respective officers, directors, trustees, owners, shareholders, members, managing members, agents, employees, partners, principals, attorneys, insurers, and representatives, releases, remises and forever discharges the Company and each of its affiliates, divisions, parents, subsidiaries, predecessors, successors and assigns, and, in their capacity as such, each of their respective officers, directors, trustees, owners, shareholders, members, managing members, agents, employees, partners, principals, attorneys, insurers, and representatives from any and all claims, suits, controversies, actions, causes of action, debts, damages, obligations or liabilities of any kind or nature whatsoever, whether at law or in equity, whether known or unknown, and whether now existing or which may hereafter accrue by reason of any facts or circumstances existing on or before the date of acceptance by the Advisor of the SPF Payment and the DF Payment, which arise out of or are related to or connected with the Advisory Agreement or termination thereof; except in respect of matters arising out of the obligations that survive the Termination as set forth in Section 9 hereof (the “Surviving Matters”), including, for the avoidance of doubt, with respect to the obligation of the Company under Section 4.03(a) of the Advisory Agreement to pay to the Advisor (i) any unpaid reimbursements of expenses incurred by the Advisor consistent with prior practice in connection with the services it provides to the Company pursuant to the Advisory Agreement in accordance with Section 3.02 of the Advisory Agreement, subject to the provisions of Section 3.04 thereof (“Reimbursable Expenses”), (ii) any indemnification to which the Advisor is entitled, and (iii) accrued but unpaid fees payable to the Advisor pursuant to the terms of the Advisory Agreement prior to Termination, in each case, whether billed or claimed prior to or after the Termination, other any Subordinated Performance Fee and any Disposition Fee, which shall be paid in accordance with Section 3 and Section 4 hereof, as applicable (the foregoing clauses (i), (ii) and (iii), the “Remaining 4.03 Obligations”).
3.    Subordinated Performance Fee. Subject to the terms set forth herein, upon Termination for any reason other than a Breach Event by the Advisor, the Company shall pay to the Advisor a Subordinated Termination Fee, and the Company and the Advisor hereby agree that the Subordinated Performance Fee payable by the Company to the Advisor pursuant to Section 3.01(c) of the Advisory Agreement upon the Termination shall be an amount equal to $26,688,591 (the “SPF Payment”), which amount was arrived at pursuant to the calculations set forth on Exhibit A attached hereto. The Company represents and warrants that the SPF Payment has been determined and approved by a majority of the Independent Directors. Upon delivery of the SPF Payment by the Company to the Advisor, the Advisor shall be deemed to have accepted the SPF Payment, including for purposes of Section 2 hereof.
4.    Disposition Fee. Subject to the terms set forth herein, upon Termination for any reason other than a Breach Event by the Advisor, the Company shall pay to the Advisor a Disposition Fee, and the Company and the Advisor hereby agree that the Disposition Fee payable by the Company to the Advisor pursuant to Section 3.01(d) of the Advisory Agreement upon the Termination shall be an amount equal to $1,750,000 (the “DF Payment”), which amount was arrived at pursuant to the calculations set forth on Exhibit B attached hereto. The Company represents and warrants that the DF Payment has been determined and approved by a majority of the Independent Directors. Upon delivery of the DF Payment by the Company to the Advisor, the Advisor shall be deemed to have accepted the DF Payment, including for purposes of Section 2 hereof. For the avoidance of doubt, the Company also agrees to pay amounts payable in respect of any unpaid Reimbursable Expenses.
5.    No Other Amounts Due. After the payments described in Section 3 and Section 4 hereof have been paid, the Advisor hereby acknowledges and agrees that all fees, payments and other amounts owed to the Advisor under the Advisory Agreement have been satisfied in full, other than the Remaining 4.03 Obligations.
6.    Proxy Solicitation. Prior to the Termination, the Company hereby requests that the Advisor, and the Advisor shall, consistent with its obligations under the Advisory Agreement, use good faith efforts, which efforts shall be consistent with efforts historically taken by the Advisor with respect to stockholder meetings of the Company, to cooperate and provide assistance to the Company and GCEAR in soliciting proxies from stockholders of CCIT II to vote their shares of CCIT II Common Stock (as defined in the GCEAR Merger Agreement) at the Stockholders Meeting (as defined in the GCEAR Merger Agreement).

7.     Further Duties of the Advisor. The Advisor shall, promptly upon the Termination:
(a)    deliver to the Company or the REIT Surviving Entity (as defined in the GCEAR Merger Agreement), as applicable, (i) all money collected and held for the account of the Company pursuant to the Advisory Agreement, after deducting any accrued compensation and unpaid Reimbursable Expenses to which it is then entitled and (ii) all assets, including the Assets, and documents of the Company then in the custody of the Advisor; and
(b)    deliver to the Company or GCEAR, as applicable, a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board.
8.    Acknowledged and Agreed. GCEAR hereby acknowledges the SPF Payment, the DF Payment and the Remaining 4.03 Obligations, and acknowledges and agrees that if any amounts in respect of the SPF Payment, the DF Payment and the Remaining 4.03 Obligations remain outstanding as of the consummation of the REIT Merger (as defined in the GCEAR Merger Agreement), they shall be become obligations of the REIT Surviving Entity (as defined in the GCEAR Merger Agreement). The Advisor acknowledges and agrees that at the effective time of the REIT Merger, the REIT Surviving Entity shall succeed to the rights and obligations of the Company in respect of the Surviving Matters.
9.    Survival; Amendment. Notwithstanding the Termination, the provisions of Sections 2.05 and 2.06 and Sections 4.03 (other than the Subordinated Performance Fee or the Disposition Fee, which shall be paid in accordance with Section 3 or 4 hereof), 5.01, 5.02, and 6.02 through 6.11 of the Advisory Agreement, as amended by this letter agreement, shall survive the termination of the Advisory Agreement. No amendment or waiver of any provision of this letter agreement shall be effective without the prior written consent of each party hereto. For the avoidance of doubt, this Section 9 supersedes the last two sentences of Section 4.02 of the Advisory Agreement. For purposes of Section 6.03 of the Advisory Agreement, GCEAR’s notice address (and the REIT Surviving Entity’s notice address upon consummation of the GCEAR Merger Transactions) shall be as follows:
Griffin Capital Essential Asset REIT, Inc.
1520 E. Grand Avenue
El Segundo, CA 90245
Attn: Javier Bitar and Howard Hirsch
E-mail: jbitar@griffincapital.com and hhirsch@griffincapital.com with copies (which shall not constitute notice) to:

Griffin Capital Essential Asset REIT, Inc.
c/o Griffin Capital Real Estate Company, LLC
150 N. Riverside Plaza, Suite 1950
Chicago, IL 60606
Attn: Nina Momtazee Sitzer
E-mail: nsitzer@griffincapital.com

10.    Successors and Assigns. Subject to Section 8 hereof, neither the Company nor the Advisor shall assign (voluntarily, by operation of law or otherwise) the Advisory Agreement, as amended by this letter agreement, or any right, interest or benefit under the Advisory Agreement, as amended by this letter agreement, without the prior written consent of the other; provided, however, that upon consummation of the GCEAR Merger Transactions, the Advisory Agreement, as amended by this letter agreement, shall be deemed assigned to the REIT Surviving Entity (as defined in the GCEAR Merger Agreement) by operation of law; provided further, however, that following consummation of the GCEAR Merger Transactions, the REIT Surviving Entity may assign the Advisory Agreement, as amended by this letter agreement, to GCEAR. Subject to the foregoing, this letter agreement shall be fully binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns. For the avoidance of doubt, this Section 10 supersedes Section 6.01 of the Advisory Agreement.

11.    Severability. The provisions of this letter agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
12.    Choice of Law; Venue. The provisions of this letter agreement shall be construed and interpreted in accordance with the laws of the State of Arizona (without giving effect to its conflicts of laws principles), and venue for any action brought with respect to any claims arising out of this letter agreement shall be brought exclusively in Maricopa County, Arizona.
13.    Termination of GCEAR Merger Agreement. In the event that the GCEAR Merger Agreement is terminated in accordance with its terms, then this letter agreement will be automatically terminated effective upon the termination of the GCEAR Merger Agreement and will be null and void.
14.    Waiver. Neither the failure nor any delay on the part of a party hereto to exercise any right, remedy, power or privilege under this letter agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party hereto asserted to have granted such waiver.
15.    Parties in Interest. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any other person not a party to this Agreement.
16.    Entire Agreement. The Advisory Agreement, as amended by this letter agreement, contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. This letter agreement may not be amended or supplemented other than by an agreement in writing signed by the parties hereto.
17.    Counterparts. This letter agreement may be executed (including by e-mail transmission) with counterpart signature pages or in counterpart copies, each of which shall be deemed an original but all of which together shall constitute one and the same instrument comprising this letter agreement.
[Signatures Follow]

 If the foregoing accurately sets forth your understanding of our agreement, please sign and return the enclosed copy of this letter agreement.

Very truly yours,

Cole Office & Industrial REIT (CCIT II), Inc.

By:	/s/ Avraham Shemesh
Name:	Avraham Shemesh
Title:	President and Chief Executive Officer

Acknowledged and Agreed to as of the date first written above:

Cole Corporate Income Management II, LLC

By:	/s/ Nathan D. DeBacker
Name:	Nathan D. DeBacker
Title:	Vice President

Griffin Capital Essential Asset REIT, Inc.

By:	/s/ Michael J. Escalante
Name:	Michael J. Escalante
Title:	Chief Executive Officer and President

[Signature Page to Termination Agreement]